EMCEE BROADCAST PRODUCTS, INC.
                  NONSTATUTORY STOCK OPTION PLAN
     THIS NONSTATUTORY STOCK OPTION PLAN (the "PLAN"), approved by the affirmative vote of a majority of the stockholders of EMCEE Broadcast Products, Inc. (the "COMPANY"), a Delaware corporation, present in person or represented by proxy, at the 1996 Annual Meeting of Stockholders on August 26, 1996 (the "EFFECTIVE DATE"), in accordance with the applicable laws of the State of Delaware.
                     ARTICLE I - DEFINITIONS
     1.1 The following is a list which sets forth the meaning of certain terms used in this Plan which are not elsewhere defined herein:
          1.1.1     "Administering Body" shall mean the Board or the Committee.
          1.1.2     "Board" shall mean the Board of Directors of the Company.
          1.1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.
          1.1.4 "Committee" shall mean the Stock Option Committee of the Board or such other committee of the Board, duly established and constituted by the Board from time to time by resolution.
          1.1.5     "Company Stock" shall mean the common stock of the Company.
          1.1.6 "Date of Grant" shall mean the date on which the Administering Body, by resolution, grants an Option to an Optionee.
          1.1.7 "Disinterested Person" shall have the meaning ascribed to it in Rule 16b-3 under the 1934 Act.

          1.1.8 "Fair Market Value" shall mean the average of the highest and lowest prices per share of Company Stock on the NASDAQ National Market or on such other market or exchange on which the Company Stock is then traded, as reported in the Wall Street Journal; in the absence of such a report on the Date of Grant in question, the first preceding day on which there was such a report shall be used.
          1.1.9     "1934 Act" shall mean the Securities Exchange Act of 1934.
          1.1.10 "Option" shall mean an option to purchase Company Stock pursuant to the provisions of this Plan.
          1.1.11 "Optionee" shall mean any director (unless he is a member of the Administering Body), officer or other key management employee of the Company or any Subsidiary to whom an Option, which has not expired or been terminated, has been granted under the provisions of this Plan.
          1.1.12 "Stock Option Agreement" shall mean a written instrument approved by the Administering Body from time to time, setting forth the terms and conditions under which an Optionee has been granted an Option.
          1.1.13 "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 424 of the Code.
          1.1.14 "Termination Date" shall mean August 25, 2006, at 5:00 P.M.


                   ARTICLE II - PLAN FORMATION
     2.1 This Plan shall be known as the "1996 EMCEE Broadcast Products Stock Option Plan".
     2.2 The purpose of this Plan is to advance the interests of the Company and its shareholders by affording eligible directors, officers and key management
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employees of the Company and its Subsidiaries the opportunity to become owners, or to increase their ownership of, Company Stock, and to motivate and retain such individuals, upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends, as well as to attract highly competent individuals to such positions.
     2.3  The Options are not "incentive stock options" within the meaning of
Section 422 of the Code.
     2.4 This Plan is intended to be a plan, the transactions of which, as to directors and officers, shall be exempt from Section 16 (b) of the 1934 Act, pursuant to Rule 16b-3 under the 1934 Act.
     2.5 This Plan shall begin and take effect on the Effective Date and shall end and terminate on and as of the Termination Date.
                ARTICLE III - PLAN ADMINISTRATION
     3.1 This Plan shall be administered by the Administering Body. If the Administering Body is the Committee, it shall report all action taken by it to the Board. All members of the Administering Body must be Disinterested Persons.
     3.2 Subject to the provisions of this Plan, the Administering Body shall have full and final authority, in its discretion, to take any and all actions and to make any and all determinations deemed necessary or advisable for the proper administration of this Plan, for which all such actions and determinations shall be conclusively binding for all purposes and upon all persons and entities, including, but not limited to:
          3.2.1     determining and choosing Optionees;
          3.2.2 determining the time or times at which Options shall be granted;
          3.2.3 determining the number of shares of Company Stock which shall be subject to each Option;
          3.2.4     construing and interpreting this Plan; and
          3.2.5 determining the terms and conditions of Stock Option Agreements, which need not be identical, including, but not limited to, terms covering the payment of the "Option Price" (defined hereinafter).
     3.3 In determining the eligibility of, and in choosing an Optionee, as well as the number of shares of Company Stock covered by an Option granted to each such Optionee, the Administering Body shall consider such individual's position and responsibilities, the nature and value to the Company or its Subsidiary of such individual's services, such individual's present and/or potential contribution to the success of the Company or a Subsidiary and such other performance and contribution factors applicable to such individual as the Administering Body may deem relevant.
          ARTICLE IV - COMPANY STOCK SUBJECT TO OPTIONS;
                    OPTION PRICE; ANTIDILUTION
     4.1 Subject to Section 4.5 hereof, the aggregate number of shares of Company Stock available for Options granted pursuant to this Plan shall not exceed one hundred thousand (100,000).
     4.2 In the event of a forfeiture or rejection of an Option, or in the event any Stock Option Agreement or Option shall terminate or expire for any reason or be surrendered without having been fully exercised, then, in any such event, the shares of Company Stock subject thereto which were not purchased by the Optionee shall again become available for Options to be granted subsequently under this Plan.
     4.3 The Company Stock to be issued pursuant to the exercise of any Option shall be registered under applicable federal and state securities laws prior to the date on which the Option may be exercised by the Optionee, and may come from authorized but unissued shares or treasury stock.
     4.4 The price per share of Company Stock for which Options may be granted hereunder (the "OPTION PRICE") shall be the Fair Market Value thereof on theDate of Grant. If the Company Stock is at any time traded on more than one market or exchange, the Administering Body shall exercise its discretion in determining which such market or exchange shall be used in determining Fair Market Value.

     4.5 Subject to the provisions of Article VI hereof, in order to prevent the enlargement or dilution of rights, in the event that the outstanding shares of Company Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, whether by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split, stock dividend, subdivision, reverse split or otherwise, the Administering Body shall, on the basis of a determination made by the Company's independent auditors,which determination shall be binding on the Company, its Subsidiaries and all Optionees, proportionately adjust the aggregate number and kind of shares available hereunder for Options and the rights under outstanding Options granted hereunder, both as to the number of shares and the Option Price.
       ARTICLE V - GENERAL TERMS AND CONDITIONS OF OPTIONS
     5.1 Each Option granted under this Plan shall be evidenced by a Stock Option Agreement, which will incorporate by reference all of the provisions of this Plan, and which must be duly executed by the Company and the Optionee. The date of each Stock Option Agreement shall be the Date of Grant of the Option therefor, irrespective of the date of execution thereof. The Administering Body shall have the discretion to cause a forfeiture of the grant of any Option if the Optionee has not executed and delivered the Stock Option Agreement by a date certain specified by the Administering Body, which shall in no event be less than seven (7) calendar days from the date the Stock Option Agreement is delivered to the Optionee for execution.
     5.2 The Expiration Date of each Option shall be fixed by the Administering Body, but such expiration date shall not exceed ten (10) years from the Date of Grant. Provided that the Date of Grant of an Option shall precede the Termination Date, the expiration date thereof, subject to the immediately preceding sentence in this Section 5.2, may be subsequent to the Termination Date.
     5.3 Notwithstanding any possible contrary interpretation of any provision set forth in any Stock Option Agreement or this Plan, neither this Plan nor any Stock Option Agreement shall entitle an Optionee to any of the rights of a stockholder of the Company. No Optionee shall have any such rights unless and until duly authorized certificates evidencing the shares of Company Stock purchased are delivered to the Optionee.
     5.4 An Option may be exercised all at one time or in part from time to time, at the discretion of the Optionee, during the term thereof; provided, however, that each Stock Option Agreement shall provide that no Optionee may exercise an Option, in whole or in part, until at least two (2) years have expired from the Date of Grant; and provided further that no partial exercise of an Option may be for less than one hundred (100) shares or, if less, the number of shares remaining available thereunder.
     5.5 Subject to the expiration date thereof and the provisions of this Plan, each Option shall be exercisable during the Optionee's lifetime only by the Optionee. No Option shall be transferable or assignable by an Optionee other than by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. Except as expressly permitted herein, an Option shall terminate and become null and void if it or the Stock Option Agreement therefor is transferred, assigned, pledged or hypothecated in any way or becomes subject to any security interest, lien or other encumbrance, or to levy, execution, attachment or similar process.
     5.6 Upon termination of an Optionee's employment with the Company or its Subsidiary, or the date on which he ceases to be a director, as the case may be, the Optionee's rights and privileges with respect to an Option granted to him pursuant to this Plan shall be limited in the manner set forth in his Stock Option Agreement or, if not specified therein, to the shares of Company Stock subject to an Option or Options which were exercisable by him on the date ofsuch termination or cessation, with such Option rights and privileges to expire and the Stock Option Agreement(s) therefor to terminate in thirty (30) calendar days from such date.
     5.7 If an Optionee shall die while all or any part of an Option granted to him under this Plan remains outstanding, then, notwithstanding Section 5.5 hereof, such Optionee's personal representative shall have one hundred eight
(180) calendar days from the date of the Optionee's death to exercise such Option, to the extent it is exercisable during such time, after which such Option shall expire and the Stock Option Agreement therefor shall terminate.
                 ARTICLE VI - FUNDAMENTAL CHANGES
     6.1 Notwithstanding any other provision contained in this Plan or in any Stock Option Agreement, in the event the Company resolves to (1) consolidate or merge with or into another corporation, (2) accept an offer to purchase thirty (30%) percent or more of the then issued and outstanding Company Stock, (3) sell all or substantially all of its assets, or (4) voluntarily or involuntarily dissolve or liquidate, then, in any such event, the Administering Body may terminate all Options then outstanding in whole or in part and the Stock Option Agreements therefor after having given thirty (30) days advance written notice to each Optionee, during which time each such Optionee shall have the right to exercise, to the extent then exercisable, his Option or Options in accordance with this Plan and his Stock Option Agreement(s).
               ARTICLE VII - TERMINATION; AMENDMENT
     7.1 The Board may at any time, upon recommendation of the Committee, if the Committee is then the Administering Body, but otherwise in its sole discretion, terminate and in any respect amend this Plan; provided, however,that no such action without approval of the majority of the stockholders of the Company may:
          7.1.1 Materially increase the benefits accruing to Optionees under this Plan;
          7.1.2 Materially increase the number of shares of Company Stock which may be issued under this Plan; or
          7.1.3 Materially modify the requirements as to eligibility for participation in this Plan;
     Provided further, however, that no termination, except as provided in
Article VI hereof, or amendment of this Plan shall in any manner affect any Option granted under this Plan which is then outstanding, without the consent of the Optionee.
     7.2 Notwithstanding Section 7.1 hereof, in no event shall this Plan be amended more than once every six months, other than to comport with changes in the Code or ERISA, or the rules thereunder, with respect to any provision hereof which may now or hereafter cover "formula awards" as described in Rule 16b-3 under the 1934 Act.
                   ARTICLE VIII - MISCELLANEOUS
     8.1 Nothing in this Plan or in any Stock Option Agreement shall confer upon any Optionee the right to continue in the Company's or any Subsidiary's employ, or to continue to be engaged as a director thereof, as the case may be.
     8.2 The adoption of this Plan shall not affect any other stock option, incentive or other compensation plan of the Company or any Subsidiary, nor shall this Plan preclude the Company or any Subsidiary from establishing any such plan for its directors, officers or employees in the future.

     8.3 This Plan shall be binding upon the Company and its successors and assigns and, subject to the restrictions and limitations contained in Section5.5 -- 5.7 hereof, inclusive, each Optionee and his heirs, personal representatives and assigns. The Company shall provide each Optionee with a copy of this Plan at the time the Optionee's Stock Option Agreement is delivered to him for execu-tion,and each such Optionee shall be deemed to have accepted and agreed to each of the provisions of this Plan by virtue of his execution of such Stock Option Agreement.
     8.4 Any conflicts or inconsistencies between this Plan and any Stock Option Agreement shall be resolved in favor of this Plan.
     8.5 Whenever used herein nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.
     8.6 The Article titles set forth in this Plan are inserted for convenience and reference only and shall not be considered to constitute a part of this Plan or limit, expand or change any of the provisions of this Plan.